Exhibit 5.1

October 8, 2013

Interstate Power and Light Company

$250,000,000 Principal Amount of 4.70% Debentures due 2043

Ladies and Gentlemen:

We have acted as counsel for Interstate Power and Light Company, an Iowa corporation (the “Company”) in connection with the public offering and sale by the Company of $250,000,000 aggregate principal amount of 4.70% Debentures due 2043 (the “Debentures”) to be issued pursuant to an indenture dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., successor, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-178577-02), filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2011, for registration under the Securities Act of 1933 (the “Securities Act”) of various securities of the Company, Alliant Energy Corporation, a Wisconsin corporation (“Alliant”), and Wisconsin Power and Light Company, a Wisconsin corporation (“Wisconsin P&L”), to be issued from time to time by the Company, Alliant and Wisconsin P&L.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee, (c) that the Company is validly existing and has the power to enter into the Indenture and the Debentures and (d) that the Indenture and the Debentures have been duly authorized, executed and delivered by the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that when the Debentures are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Debentures will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated October 3, 2013 forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Iowa.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Interstate Power and Light Company

Alliant Energy Tower

200 First Street, SE

Cedar Rapids, Iowa 52401-1409

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